Exhibit 10.2

June 1, 2009

Gottschalks Inc.
7 River Park Place East
Fresno, California 93729
Attention: James R. Famalette, Chairman and Chief Executive Officer

Re: First Amendment to Asset Purchase Agreement

Dear Sir:

Reference is made to that certain Asset Purchase Agreement, dated as of May 20, 2009 (the "APA"), by and between Gottschalks Inc., a Delaware corporation (the "Company") and Forever 21 Retail, Inc., a California corporation (the "Buyer"). Section 12.8 of the APA provides in part that the APA may be amended or modified only by a written instrument executed by the parties thereto. In connection with the foregoing, each of the Company and the Buyer has determined that it is desirable to amend the APA as set forth in this letter agreement (this "Amendment"). Therefore, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Buyer hereby agree as follows:

  Defined Terms. All capitalized terms used, but not defined, in this Amendment shall have the meanings given to such terms in the APA.

  Amendments to the APA.

    Introductory Paragraph to the APA. The last sentence of the introductory paragraph to the APA shall be deleted and replaced in its entirety with the following:

    "In connection with the Auction, and in accordance with the Bid Procedures as modified by this agreement, Forever 21 Retail, Inc., a California corporation, or its permitted assignee in accordance with Section 12.1 below (the "Buyer"), is pleased to have the opportunity to present this binding letter agreement (this "Agreement") for the acquisition of the three (3) fee simple properties owned by the Company and identified on Exhibit A attached hereto (the "Fee Simple Interests") and up to twelve (12) of the Company's leasehold interests identified on Exhibit B attached hereto (the "Leasehold Interests") and the related leases and other contracts listed on Exhibit C attached hereto (the "Contracts" and, together with the Leasehold Interests and the Fee Simple Interests, the "Real Property Interests"), all upon the terms and conditions set forth herein but subject to the Bid Procedures (collectively, the "Acquisition"); provided, however, that in the event of any inconsistencies between this Agreement and the Bid Procedures, this Agreement shall control."

    Leasehold Interests. Section 1.2.2(c) of the APA shall be deleted and replaced in its entirety with the following:

    "(c) with respect to the Leasehold Interest located in Santa Maria, California (the "Santa Maria Leasehold Interest"),

    (i) on or before June 10, 2009, the Buyer shall be responsible for all Incremental Occupancy Costs otherwise owed by the Company under any Designated Contract applicable to the Santa Maria Leasehold Interest that are accrued during (or are otherwise attributable to) the period beginning on and after the later of (x) June 11, 2009, and (y) the date upon which the Liquidation Agent (as defined below) returns the Santa Maria Leasehold Interest to the Company at the conclusion of each GOB Sale conducted at the Santa Maria Leasehold Interest (such date, the "Santa Maria Allocation Date"); or

    (ii) after June 10, 2009, then the Buyer shall be responsible for all Incremental Occupancy Costs otherwise owed by the Company under any Contract that: (A) in the case of any Designated Contract applicable to the Santa Maria Leasehold Interest, are accrued during (or are otherwise attributable to) the period beginning on and after the Santa Maria Allocation Date; and (B) in the case of any Excluded Contract applicable to the Santa Maria Leasehold Interest, are accrued during (or are otherwise attributable to) the period beginning on the date upon which the Liquidation Agent returns the Santa Maria Leasehold Interest to the Company at the conclusion of each GOB Sale conducted at the Santa Maria Leasehold Interest and ending on the effective date of rejection of such Excluded Contract;"

    Purchase Price. Section 3.1.1 of the APA shall be deleted and replaced in its entirety with the following:

    "3.1.1. The aggregate consideration for the purchase and sale of the Designated Real Property Interests is Sixteen Million Two Hundred Fifty Thousand Dollars ($16,250,000.00) by wire transfer of immediately available funds (the "Purchase Price"), which shall be due and payable by the Buyer at Closing and deliverable to the Company in accordance with Sections 3.1.2 and 4.5; provided, however, that the Purchase Price shall be subject to (i) the Damage Deposit, as set forth in Section 7.3.2, (ii) the Signage Removal Deposit, as set forth in Section 7.3.3, and (iii) the payment at Closing by the Escrow Holder (as defined below), on behalf of the Company, of any Outstanding Tax Obligations (as defined below) to such tax authorities and in such amounts as are determined in good faith by the Escrow Holder and jointly approved in writing by the Buyer and the Company at or prior to the Closing in accordance with Section 3.4."

    Exhibit B to the APA. Exhibit B to the APA shall be deleted and replaced in its entirety with the form of Exhibit B attached hereto as Attachment 1.

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    Exhibit C to the APA. Exhibit C to the APA shall be deleted and replaced in its entirety with the form of Exhibit C attached hereto as Attachment 2.

  Break-Up Fee. For the avoidance of doubt, the parties hereto hereby acknowledge that the Company's consummation of the sale and/or assignment to any third party purchaser of any of the leasehold interests identified on Attachment 3 attached hereto (the "Excluded Leasehold Interests") (and any leases or other contracts related thereto) shall not constitute an Alternative Transaction, shall not result in the termination of the APA, and shall not trigger the payment of the Break-Up Fee or the return of the Performance Deposit to the Buyer.

  Incremental Occupancy Costs. For the avoidance of doubt, the parties hereto hereby acknowledge that (i) the Buyer shall not be responsible for any Incremental Occupancy Costs otherwise owed by the Company that are attributable to any of the Excluded Leasehold Interests (as defined in Section 3 above), and (ii) in the event the Buyer delivers a Leasehold Designation Notice to the Company pursuant to Section 1.2.1 of the APA on or before June 10, 2009, indicating that the Santa Maria Leasehold Interest shall not be included among the Designated Leasehold Interests, then the Buyer shall not be responsible for any Incremental Occupancy Costs otherwise owed by the Company that are attributable to the Santa Maria Leasehold Interest.

  Effectiveness. This Amendment shall become effective upon the acceptance hereof by the Company.

  Reference to and Effect on the APA. On and after the date hereof, each reference in the APA to "this Agreement," "hereunder," "hereof," "herein" or words of like import referring to the APA shall mean and be a reference to the APA as amended by this Amendment. Except as expressly set forth in this Amendment, the terms and conditions of the APA shall remain in full force and effect.

  Entire Agreement. This Amendment and the APA, together with the exhibits, attachments and schedules hereto and thereto, shall constitute the entire understanding and agreement between the Company and the Buyer with regard to the subjects hereof and thereof.

  Governing Law. This Amendment shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware (without giving effect to the principles of conflicts of laws thereof) except to the extent that the laws of such State are superseded by the Bankruptcy Code.

  Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. The facsimile transmission of any original signed counterpart of this Amendment, and the retransmission of any signed facsimile transmission, shall be treated for all purposes as the delivery of an original signed counterpart.

[Signature Page Follows]

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Please confirm your acceptance of the foregoing by signing the enclosed copy of this Amendment in the space provided below and returning the copy to the undersigned.

Very truly yours,

FOREVER 21 RETAIL, INC.

By: /s/ Lawrence H. Meyer
Name: Lawrence H. Meyer
Title: Executive Vice President

ACCEPTED AND AGREED
AS OF JUNE 1, 2009:

GOTTSCHALKS INC.

By: /s/ James R. Famalette
Name: James R. Famalette
Title: Chairman and Chief Executive Officer

Copies to:

Lawrence H. Meyer, Executive Vice President, Forever 21 Retail, Inc.
Alyssa Schaffer, Lease Administrator for Forever 21 Retail, Inc.
Peter M. Gilhuly, Esq., Latham & Watkins LLP
C. James Levin, Esq., and Stephen H. Warren, Esq., O'Melveny & Myers LLP
Lawrence C. Gottlieb, Esq., and Michael Klein, Esq., Cooley Godward Kronish LLP

S-1

Attachment 1

Form of Exhibit B to the APA

EXHIBIT B: Leasehold Interests

Leases and all amendments thereto at the following locations:

Store No.	Property/Lease Description
04	Santa Maria, Shopping Center, 100 Town Center East, Santa Maria, California 93454.
05	Fashion Fair, Fresno, Shopping Center, 755 E. Shaw Avenue, Fresno, California 93710.
07	Chico, Shopping Center, 1962 East 20th Street, Chico, California 95928.
09	Sacramento, Country Club Plaza, Shopping Center, 2300 Watt Avenue, Sacramento, California 95825.
10	Bakersfield Valley Plaza, Shopping Center, 2801 Ming Avenue, Bakersfield, California 93304.
16	Modesto Vintage Fair, Shopping Center, 3401 Dale Road, Suite 200, Modesto, California 95356.
20	San Luis Obispo, Shopping Center, 313 Madonna Road, San Luis Obispo, California 93405 (Home/Children's Store).
39	Davis, Shopping Center, 875 Russell Blvd, #2, Davis, California 65616.
42	Riverside, Shopping Center, 3635 Riverside Plaza, Riverside, California 92506.
45	Hemet, Shopping Center, 2200 W. Florida Ave, Hemet, California 92545.
66	Yakima, Shopping Center, 2533 Main Street, Union Gap, Washington 98903.
72	Dimond, Shopping Center, 800 E. Dimond Blvd, #1, Anchorage, AK 99515.

Attachment 1-1

Attachment 2

Form of Exhibit C to the APA

EXHIBIT C: Contracts

Contracts Relating to Fee Simple Interests
Store No.	Store Name	Agreement
14	Yuba City

Construction, Operation and Reciprocal Easement Agreement, The Mall at Yuba City, dated February 5, 1989, by and between Yuba Plaza Associates, Ltd., J.C. Penney, Inc., Sears, Roebuck and Co. and Gottschalks, Inc.

Amendment No. 1 to Construction, Operation and Reciprocal Easement Agreement, The Mall at Yuba City, entered into December 6, 2002, by and between Yuba Plaza Associates, Ltd., J.C. Penney, Inc., Sears, Roebuck and Co. and Gottschalks, Inc.

Amendment No. 2 to Construction, Operation and Reciprocal Easement Agreement, Yuba Sutter Mall - Yuba City, California (Formerly "The Mall at Yuba City"), entered into March 27, 2009, by and between Steadfast Yuba City I, LLC and Steadfast Yuba City II, LLC, J.C. Penney, Inc., Sears, Roebuck and Co. and Gottschalks, Inc.

20	San Luis Obispo

Amended and Restated Construction, Operation and Reciprocal Easement Agreement, entered in as of July 30, 1999, by and among MBK Southern California, Ltd. (Successor in interest to MONY Life Insurance Company [formerly known as The Mutual Life Insurance Company of New York], Gottschalk's, Inc. and Nesbitt Partners San Luis Obispo Venture Ltd.

29	Hanford

Construction, Operation and Reciprocal Easement Agreement, Hanford Mall, entered into January 30, 1992, by and between Hanford Mall Associates, Gottschalks, Inc. and Mervyn's (Hanford Mall Associates, assigned its interest to Hanford Mall Partners, L.P., pursuant to an Assignment of Operating Agreements, made as of January 27, 1998).

Amendment No. 1 to Construction, Operation and Reciprocal Easement Agreement, Hanford Mall entered into December 30, 1992, by and between Hanford Mall Associates, Gottschalks, Inc., Mervyn's.

Amended and Restated Construction, Operation and Reciprocal Easement Agreement, Hanford Mall, entered into July 30, 1999, by and between Hanford Mall Partners, L.P., Gottschalks, Inc., Mervyn's, and Sears, Roebuck and Co.

Separate Agreement, entered into 1992, by and between Gottschalks, Inc. and Hanford Mall Associates, L.P. (Hanford Mall Associates, L.P. assigned its interest to Hanford Mall Partners, L.P., pursuant to an Assignment of Operating Agreements, made as of January 27, 1998).

Attachment 2-1

Contracts Relating to Leasehold Interests

Leases and all amendments thereto at the Leasehold Interests, as well as the following additional contracts:

Store No.	Store Name	Agreement
05	Fashion Fair

Second Amendment to and Restatement of Construction, Operation and Reciprocal Easement Agreements (Fresno Fashion Fair), dated July 1, 1982, among Triple "F" Investments, The MacDonald Group, Ltd, Carter Hawley Hale Stores, Inc., J.C. Penney Company, Inc., and R.H. Macy & Co., Inc., as amended.

Letter Agreement (re: Improvement Rent), dated May 15, 1998, between Macerich Fresno Limited Partnership, successor in interest to MCA Fresno Associates, L.P., and Gottschalks, Inc.

07	Chico

Construction, Operation and Reciprocal Easement Agreement and Second Amendment to and Restatement of Declaration of Easements (Chico Mall), dated September 30, 1992, by and between Chico Mall Associates and J.C. Penney Properties, Inc.

09	Sacramento

Reciprocal Grant of Easements and Declaration of Establishment of Restrictions and Covenants Affecting Land known as Country Club Plaza, dated December 31, 1968, by and among E. Phillip Lyon and Lillian Lyon, his wife, and Sheldon M. Gordon and Jane W. Gordon, his wife, as tenants in common, New York Life Insurance Company and Broadway-Hale Stores, Inc., Security Pacific National Bank, as Trustee for Continental Assurance Company, Beneficiary, W. Kevin Casey and James F. Thacher, joint tenants, as Trustee for New England Mutual Life Insurance Company, Beneficiary under two deeds of trust, Western Title Insurance Company, as Trustee for The Franklin Life Insurance Company, Beneficiary, as Trustee for Earl Cohen, Ida R. Cohen, his wife, James J. Cordano, June Cordano, his wife, Norman L. Iverson and Marie K. Iverson, his wife, Sol Mindlin and Doris Mindlin, his wife, Herbert L. Wallerstein, Jr., and Norma C. Wallerstein, his wife, Martin H. Webster and Miriam G. Webster, his wife, Beneficiaries, J.C. Penney Company, Inc., Michael J. King and Gertrude Lucille King , his wife, and Burrell I. Lusk and Maybelle G. Lusk, his wife, as amended.

10	Bakersfield Valley Plaza

Third Amendment to and Restatement of Declaration of Restrictions and Covenants Affecting Land and Construction and Operating Agreement, dated as of May 13, 1987, among Valza Corp, Carter Hawley Hale Stores, Inc., J. C. Penney Properties, Inc., Sears, Roebuck and Co., and The May Department Stores Company.

16	Modesto Vintage Fair

First Amendment to and Restatement of Construction, Operation and Reciprocal Easement Agreement (Modesto, California) (Vintage Faire Associates), dated as of March 1, 1977, among Sears Roebuck and Co., J.C. Penney Company, Inc., R.H. Macy & Co., Inc. and Carter Hawley Hale Stores, Inc.

20	San Luis Obispo

Amended and Restated Construction, Operation and Reciprocal Easement Agreement, entered in as of July 30, 1999, by and among MBK Southern California, Ltd. (successor in interest to MONY Life Insurance Company [formerly known as The Mutual Life Insurance Company of New York], Gottschalk's, Inc. and Nesbitt Partners San Luis Obispo Venture Ltd.

Attachment 2-2

72	Dimond	Agreement for Covenants, Conditions and Restrictions, dated April 6, 1990, by and between Joe C. Ashlock and Patty Ashlock, husband and wife, and Dimond Center, Ltd.

Attachment 2-3

Attachment 3

Excluded Leasehold Interests

Leases and all amendments thereto at the following locations:

Store No.	Property/Lease Description
03	Visalia, Shopping Center, 2211 S. Mooney Blvd, Visalia, California 93277.
20	San Luis Obispo, Shopping Center, 313 Madonna Road, San Luis Obispo, California 93405 (Furniture Store).
89	Riverpark, Shopping Center, 7890 N. Blackstone, Fresno, California 93720.

Attachment 3-1